Exhibit 99.1

Aracruz Celulose S.A.

CNPJ/MF 42.157.511/0001-61

N.I.R.E. 080.441.262

NOTICE TO THE MARKET

ARACRUZ CELULOSE S.A. TERMINATES ITS

REPORTING OBLIGATIONS IN THE UNITED STATES

Aracruz, Brazil – December 17, 2009. Management of Aracruz Celulose S.A. (“Aracruz”) announces that it will file today a Form 15F with the U.S. Securities and Exchange Commission (“SEC”) to terminate its reporting obligations in the United States. Since Aracruz’s reporting obligations in the United States will be suspended immediately upon the filing of the Form 15F, Aracruz does not expect to file an annual report on Form 20-F for 2009.

Aracruz’s deregistration under the U.S. securities laws follows its Stock Swap Merger with Fibria Celulose S.A. (“Fibria”, formerly Votorantim Celulose e Papel S.A.), consummated on November 18, 2009, which caused all of the issued and outstanding Aracruz shares, including the Aracruz Class B Preferred Shares, to be exchanged for Fibria common shares, which in turn caused (1) Aracruz to become a wholly-owned subsidiary of Fibria, and (2) the Aracruz shares and ADSs to cease to be traded on the BM&FBOVESPA and the New York Stock Exchange, respectively on November 18, 2009. As a result of Aracruz’s Stock Swap Merger with Fibria, Fibria currently owns, directly or indirectly through three non-U.S. wholly-owned subsidiaries, 100% of Aracruz’s total capital stock.

Aracruz Celulose S.A.

Marcos Grodetzky

Chief Financial and Investor Relations Officer